KIRBY CORPORATION	Contact:	Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
RESULTS FOR THE 2006 FIRST QUARTER AND
DECLARES A TWO-FOR-ONE STOCK SPLIT

•	2006 first quarter earnings per share were $.85, an increase of 63% over $.52 reported for the 2005 first quarter

•	Board of Directors declared a two-for-one stock split with a record date of May 10 and a distribution date of May 31, 2006

•	David L. Lemmon, former President and CEO of Colonial Pipeline Company, elected to serve on Board of Directors

•	2006 second quarter earnings per share guidance is $.85 to $.90 versus $.72 earned in the 2005 second quarter

•	2006 year earnings per share guidance raised to $3.35 to $3.50 from previous guidance of $2.95 to $3.15, versus $2.67 earned in the 2005 year

Houston, Texas (April 26, 2006) - Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the first quarter ended March 31, 2006 of $22,580,000, or $.85 per share, compared with net earnings of $13,279,000, or $.52 per share, for the 2005 first quarter. Consolidated revenues for the 2006 first quarter were a record $224,903,000, an increase of 22% over $184,444,000 reported for the 2005 first quarter.

On April 25, 2006, the Board of Directors declared a two-for-one stock split of Kirby’s common stock. Stockholders of record on May 10, 2006 will receive one additional share of common stock for each share of common stock held on that day. The additional shares will be distributed on May 31, 2006.

Revenues for the marine transportation segment for the 2006 first quarter increased 20% and operating income increased 46% compared with the first quarter of 2005. The higher results reflected continued strong petrochemical and black oil demand, unusually favorable first quarter winter weather conditions, a favorable fuel pricing trend, and the impact of contract rate increases during 2005 and in the 2006 first quarter, as well as higher spot market prices. The marine transportation operating margin for the 2006 first quarter was 18.4% compared with 15.2% for the 2005 first quarter.

The diesel engine services segment for the 2006 first quarter reported 30% higher revenues and operating income increased 66% compared with the corresponding 2005 quarter. The higher results reflected strong in-house and in-field service activity and direct parts sales in the majority of its markets. The U.S. Gulf Coast, Great Lakes and East Coast marine markets, the offshore oil service market and the power generation market all reflected improved activity. In addition, the segment benefited from higher service rates and parts pricing implemented during 2005 and in the 2006 first quarter. The operating margin for the 2006 first quarter was 16.2% compared with 12.7% for the 2005 first quarter.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “During the 2006 first quarter, we experienced unusually favorable winter weather conditions, with delay days down 25% when compared with the 2005 first quarter. Ton miles were up slightly compared with the first quarter of 2005, but product mix, contract and spot rate increases, and fuel cost recovery during the first quarter, resulted in strong growth in marine transportation revenue and operating income.”

Commenting on the 2006 second quarter market conditions and guidance, Mr. Pyne said, “We anticipate our marine transportation business levels will remain strong, with some normal seasonal improvement in our upriver refined products and agricultural chemical markets. Our earnings guidance includes vessel personnel wage increases effective April 1, 2006. We do not anticipate favorable fuel pricing which benefited our first quarter results. We anticipate our diesel engine services segment to remain strong, however, not as strong as the first quarter which included seasonal work for Midwest and Great Lakes marine customers. For the 2006 second quarter, our earnings per share guidance is $.85 to $.90, compared with $.72 per share reported for the 2005 second quarter. For the 2006 year, we increased our guidance to $3.35 to $3.50 per share from previous guidance of $2.95 to $3.15 per share. This guidance compares with 2005 net earnings of $2.67 per share. We are increasing our capital spending guidance for 2006 by $10 million to the $120 to $130 million range due to anticipated capital spending on the four ocean-going dry cargo barge and tug units which were acquired with the purchase of the remaining 65% interest in Dixie Fuels Limited in March 2006. The capital spending guidance range includes approximately $50 million for the construction of 23 tank barges, each with a capacity of 30,000 barrels, and four towboats.”

Kirby’s Board of Directors on April 25, 2006 elected David L. Lemmon to serve on the Kirby Board, replacing Robert G. Stone, Jr. who passed away on April 18, 2006. Mr. Lemmon served as President and Chief Executive Officer of Colonial Pipeline Company from November 1997 through his retirement from Colonial in January 2006.

This earnings press release includes marine transportation performance measures for both the 2006 and 2005 first quarters. The performance measures include ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2005 and 2004 years and quarters are available at Kirby’s web site under the caption Performance Measurements in the Investor Relations section. Kirby’s homepage can be accessed by visiting www.kirbycorp.com.

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, April 27, 2006, to discuss the 2006 first quarter and outlook for the 2006 second quarter and year. The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers. The leader’s name is Steve Holcomb. An audio playback will be available starting at approximately 12:00 p.m. central time on Thursday, April 27, through 6:00 p.m. central time on Friday, May 26, 2006, by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers. The conference ID number is 8055652. The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/296411. A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA for the 2006 and 2005 first quarters with GAAP net earnings for the same periods is included in the Condensed Consolidated Financial Information in this press release.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Kirby also operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION
Date:	Thursday, April 27, 2006	Leader:	Steve Holcomb
Time:	10:00 a.m. central time	Passcode:	Kirby
U.S.:	888-328-2514	Int’l:	706-679-3262
Website:	http://www.kirbycorp.com/ or http://audioevent.mshow.com/296411

A summary of the results for the first quarter follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2006	2005
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$189,383	$157,210
Diesel engine services	35,520	27,234
	224,903	184,444
Costs and expenses:
Costs of sales and operating expenses	144,378	119,927
Selling, general and administrative	23,761	20,959
Taxes, other than on income	3,187	3,186
Depreciation and amortization	15,090	14,981
Gain on disposition of assets	(157)	(192)
	186,259	158,861

Operating income	38,644	25,583
Equity in earnings (loss) of marine affiliates	466	(703)
Other income (expense)	66	(316)
Interest expense	(2,698)	(3,146)

Earnings before taxes on income	36,478	21,418
Provision for taxes on income	(13,898)	(8,139)

Net earnings	$22,580	$13,279

Net earnings per share of common stock:
Basic	$0.87	$0.53
Diluted	$0.85	$0.52
Common stock outstanding (in thousands):
Basic	26,025	24,854
Diluted	26,501	25,578

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2006	2005
	(unaudited, $ in thousands except per share amounts)
EBITDA: (1)
Net earnings	$22,580	$13,279
Interest expense	2,698	3,146
Provision for taxes on income	13,898	8,139
Depreciation and amortization	15,090	14,981
	$54,266	$39,545

Capital expenditures	$21,626	$24,023
Acquisitions of business and marine equipment	$16,240	$-
	March 31,
	2006	2005
	(unaudited, $ in thousands)
Long-term debt, including current portion	$200,602	$205,139
Stockholders’ equity	$573,393	$454,672
Debt to capitalization ratio	25.9%	31.1%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2006	2005
	(unaudited, $ in thousands)

Marine transportation revenues	$189,383	$157,210

Costs and expenses:
Costs of sales and operating expenses	118,971	99,652
Selling, general and administrative	18,162	16,312
Taxes, other than on income	3,011	3,050
Depreciation and amortization	14,298	14,275
	154,442	133,289

Operating income	$34,941	$23,921

Operating margins	18.4%	15.2%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2006	2005
	(unaudited, $ in thousands)

Diesel engine services revenues	$35,520	$27,234

Costs and expenses:
Costs of sales and operating expenses	25,407	20,269
Selling, general and administrative	3,922	3,110
Taxes, other than on income	87	110
Depreciation and amortization	339	278
	29,755	23,767

Operating income	$5,765	$3,467

Operating margins	16.2%	12.7%

OTHER COSTS AND EXPENSES

	First Quarter
	2006	2005
	(unaudited, $ in thousands)

General corporate expenses	$2,219	$1,997

Gain on disposition of assets	$157	$192

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2006	2005

Ton Miles (in millions) (2)	3,795	3,738
Revenue/Ton Mile (cents/tm) (3)	5.0	4.2
Towboats operated (average) (4)	239	239
Delay Days (5)	2,471	3,289
Average cost per gallon of fuel consumed	$1.84	$1.32
Tank barges:
Active	893	878
Inactive	69	64
Barrel Capacities (in millions):
Active	16.6	16.3
Inactive	1.3	1.2

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Marine transportation revenues divided by ton miles. Example: First quarter 2006 marine transportation revenues of $189,383,000 divided by 3,795,000,000 marine transportation ton miles = 5.0 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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